Wells Fargo
Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334
Wells Fargo Bank, N.A.
ANNUAL STATEMENT OF COMPLIANCE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of March 1, 2014, by and among CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, MIDLAND
LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Special Servicer,
SITUS HOLDINGS, LLC as Operating Advisor, U.S.BANK NATIONAL ASSOCIATION, as
Certificate Administrator and Trustee, with respect to Commercial Mortgage Pass-Through
Certificates, Series 2014-GC19 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 10.08 of this Agreement, I, Daniel Bober, Executive Vice President of
Commercial Mortgage Services do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from January 1,
2015 through December 31, 2015 (the "Reporting Period"), and of its performance per the Agreement during such period has been made under my supervision, and
2.
To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the
Reporting Period.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 4th day of March 2016.
/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank